Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements of SolarWindow Technologies, Inc. on Form S-1 Post Effective Amendment No. 3 (File No. 333-222809), Form S-3 (File No. 333-256983) and Form S-8 (File No. 333-172824) of our report dated November 4, 2021 with respect to our audit of the financial statements of SolarWindow Technologies, Inc. as of August 31, 2021 and 2020 and for each of the two years in the period ended August 31, 2021, which report is included in this Annual Report on Form 10-K of SolarWindow Technologies, Inc. for the year ended August 31, 2021.

/s/ PKF O’Connor Davies, LLP

November 4, 2021

New York, New York